Exhibit 99
NEWS RELEASE FIRST BANK

DATE:  July 25, 2003

CONTACT: Steve Pettit/John Norton

TO BE RELEASED: Immediately

(540) 465-9121

First National Corporation Announces 17% Earnings increase for the Second Quarter

First National Corporation (FXNC-BB) today announced net income of $792.8 thousand for the second quarter of year 2003, an increase of 17.3% or $116.8 thousand over the net income for the corresponding quarter of 2002.  For the three months ended June 30, 2003, earnings per share were $.54, an increase of 25.6 % from the $.43 per share for the second quarter in 2002.

Net income was $1.5 million for the six months ended June 30, 2003, an increase of 11.5% or $158.6 thousand over the net income for the corresponding period in 2002.  Earnings per share for the six months ended June 30, 2003 were $1.03, an increase of 18.4% from the $.87 per share for the same period in 2002.

On February 25, 2003, the Corporation purchased and retired 59,000 shares of its outstanding common stock. On April 21, 2003 the board of directors of the company declared a two-for-one stock split of the common stock, including authorized and unissued shares.  The stock split was payable on May 30, 2003 to shareholders of record April 30, 2003. Second quarter 2002 financial statements have been restated to reflect the stock split.

Net interest income as of June 30, 2003, increased 16.9% compared with a year ago;  noninterest income increased 66.4% and noninterest expense increased 30.3% during the same period.

Total assets of the company as of June 30, 2003, were $319.7 million, an increase of $47.2 million or 17.3% over the same period last year.  Loans outstanding grew by $31.3 million or 16.2% and accounted for the majority of the asset growth.  Total deposits equaled $265.4 million, an increase of $44.3 million or 20.0% over the year 2002.

The provision for loan losses in the second quarter was $172.5 thousand compared to $90.0 thousand the second quarter of last year, an increase of 91.7% which was the result of significant loan growth during the period. On an annualized basis, return on average assets at the end of the second quarter was 1.02% and return on average stockholders’ equity was 13.50%.

In making the earnings announcement, President and CEO Harry Smith said, “We are pleased with the second quarter’s excellent results and the exceptional growth of the company.  Recent merger announcements have been beneficial as customers are looking for community bank service.”

Smith said, “the Winchester Financial Center is near completion and we should be in operation late third quarter or early fourth quarter”.  Additionally, plans are proceeding to open an office in Mt. Jackson, Virginia and an open house has been planned for August 15-16, 2003.

First National Corporation is a fast growing financial holding company for First Bank, which operates 9 offices in the Northern Shenandoah Valley region of  Virginia. The bank also operates a non-bank financial services subsidiary, First Bank Financial Services, Inc., which holds investments in Bankers Investments Group, LLC and Bankers Title Shenandoah, LLC.

Market makers include: SNL Securities, Patrick Baird & Co., Davenport & Company LLC, F.J. Morrissey & Co., Ferris, Baker, Watts, Inc., Hill, Thompson, Magid, L.P., Koonce Securities, McKinnon & Company, Inc., Merrill Lynch, Monroe Securities, Ryan Beck & Co. Inc., Wheat First Union, Scott & Stringfellow, GVRC, and Interactive Data.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.